UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2009

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 13, 2009, GTC Biotherapeutics, Inc. (“GTC”) notified LEO Pharma A/S that GTC is terminating the Licensing and Supply Agreement by and between GTC and LEO, dated October 31, 2005. The agreement provided for commercialization and development of ATryn®, GTC’s recombinant form of human antithrombin, in the territories of Europe, Canada and the Middle East. GTC considers LEO to be in breach of its obligations under the contract and is terminating the contract pursuant to its terms and seeking damages under International Chamber of Commerce arbitration procedures. GTC has taken this step to provide it a pathway to accelerate and expand progress in Europe, Canada, and the Middle East for both commercialization and further clinical development of ATryn®.

Termination of GTC’s agreement with LEO will enable GTC to pursue a number of ATryn® program commercialization and development opportunities, including expanding commercial availability of ATryn® in Europe, expanding the approved indication to include prophylactic treatment of hereditary antithrombin deficient patients undergoing childbirth, submitting a request for market authorization with the Canadian health authorities, establishing appropriate health authority approvals and commercialization opportunities in the Middle East, and developing ATryn® for acquired deficiency indications, including as a potential treatment of disseminated intravascular coagulation, or DIC, associated with severe sepsis.

As previously disclosed, LEO had attempted to terminate its 2005 collaboration agreement with GTC for alleged cause. LEO made it clear that its decision to seek termination was not based on any safety or efficacy issues regarding ATryn®, and GTC does not believe that LEO had any basis for such termination. GTC believes it is taking necessary and appropriate steps to protect its legal rights through the arbitration process and the notice of termination. The arbitration process and the consequential matters which follow termination are still in the preliminary stages, and while GTC is confident of its position, it cannot predict likely outcomes or, in the event of any unfavorable outcome, the potential consequences to GTC, including cost.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: March 13, 2009	By:	/s/ John B. Green
John B. Green
Treasurer, Senior Vice President and Chief Financial Officer